Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2016

SECOND QUARTER RESULTS

Houston, Texas – May 6, 2016 – Geospace Technologies Corporation (NASDAQ Global: GEOS) today announced a net loss of $11.0 million, or $0.84 per diluted share, on revenue of $14.9 million for its fiscal quarter ended March 31, 2016. This compares with a net loss of $5.2 million, or $0.40 per diluted share, on revenue of $27.9 million for the prior year.

For the six months ended March 31, 2016, the company recorded revenue of $28.1 million and a net loss of $22.0 million, or $1.69 per diluted share. For the comparable period last year, the company recorded revenue of $49.1 million and a net loss of $10.6 million, or $0.82 per diluted share.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “Characterized by the continued decline in demand for purchases of our seismic equipment, the second quarter of fiscal year 2016 was very much an extension of market conditions experienced in the first quarter. Aided by an OBX rental contract, our revenue in the second quarter sequentially increased 14% over the first quarter. However, compared to last year’s second quarter, revenue declined by $13.0 million or 47%. This revenue decline is further evidenced in the six months ended March 31, 2016 where revenue dropped by $21.0 million or 43% in comparison to last year’s six month period. Our fiscal year 2016 seismic product revenue continues to be comprised of lower margin products. In addition, depreciation expenses for our mostly idled rental fleet and increasing levels of unabsorbed fixed factory overhead costs have negatively impacted profit margins. As a consequence, our operating results yielded net losses of $11.0 million and $22.0 million, respectively, for the three month and the six month periods ended March 31, 2016. Contributing to the loss for both of the current year periods is a reduced tax benefit resulting from a valuation allowance placed against the operating losses of our Canadian subsidiary and from adjustments to correct our fiscal year 2015 tax provision.”

“Our traditional seismic products generated revenue of $3.2 million in the second quarter. This is one-third the amount generated in the second quarter of last fiscal year. For the six months ended March 31, 2016, traditional seismic products totaled $8.2 million in revenue, or just under half the amount generated in the same six month period a year ago. These declines distinctly highlight the level of inactivity presently occurring in both the marine and land seismic exploration markets, where demand for these products correlates directly with the amount of program activity.”

“Revenue from our wireless seismic products totaled $4.7 million in the second fiscal quarter. This is an improvement sequentially of $2.8 million or 149% and was the direct result of the commencement of a large OBX rental contract which added $3.3 million of rental revenues during the second quarter. However, when compared to last year’s second quarter, revenue from this segment fell by $7.4 million or 61%. For the six months ended March 31, 2016 wireless product revenue was $6.6 million, a drop of $11.2 million or 63% from the same period a year ago. It should be noted that last year’s second quarter and year-to-date period included $3.0 million of revenues from a non-refundable deposit received from a customer in connection with a cancelled OBX purchase order. The reduction in revenue for both periods demonstrates that demand for our wireless seismic products, particularly our GSX land system, remains at extremely low levels. With oil and gas companies executing significantly fewer land seismic exploration programs, our customers have adequate stores of equipment to accomplish these surveys without the need for new equipment. In slight contrast and as mentioned above, there exists stronger demand and utilization of our OBX marine wireless systems. At present, multiple rented OBX systems are in the field, including the large 5,000 station system that was announced in October 2015.”

“Reservoir seismic product revenue in the second quarter was $0.6 million. This represents a slight decrease of $0.1 million sequentially over the first quarter and a decrease of $0.5 million or 48% compared to last year’s second quarter. Reservoir seismic product revenue for the six months ended March 31, 2016 totaled $1.3 million, a reduction of $2.0 million or 61% from the same six month period last year. In both periods, revenue from this product segment was primarily derived from the sale, repair, and rental of borehole seismic tools, sensors, and instruments. We expect revenue from our reservoir seismic products to remain at these low levels so long as no permanent reservoir monitoring (PRM) projects are underway. We further note that with no active tenders or quotations underway at this time, we do not anticipate any significant revenue contributions from PRM systems in fiscal year 2016.”

“Our non-seismic products posted revenue of $6.3 million in the second quarter, up 16% over the first quarter and an increase of $1.3 million or 25% over last year’s second quarter. The improved performance for our non-seismic businesses is further exemplified in the six months ended March 31, 2016, where revenues totaled $11.7 million compared with $10.5 million for the same period last year. As mentioned in the past, demand for many of these unique products has risen, and we expect this trend to continue based on increased customer interest in these products and their broader adoption by the industries they serve.”

“With the first six months of fiscal year 2016 behind us, we’ve seen seismic exploration activity and resulting product demand drop to unprecedented and enduring low industry levels. Moreover, because most oil and gas companies are focusing their limited capital spending on production oriented project commitments, we maintain our belief that seismic exploration will remain relatively unfunded through 2016 and perhaps longer. In this anticipated environment, demand for our seismic exploration and reservoir monitoring products is expected to remain at these record low levels. If so, low levels of revenue and inevitable operating losses are expected to persist. It is worthy to note that throughout this period, in the absence of ongoing seismic exploration activities, new potential oil and gas resources are not being found and existing reserves are being depleted through extraction and inherent decline. We stand by our view that this condition is innately unsustainable. Any long term rationale for energy stability unequivocally necessitates meaningful seismic exploration to find new reserves and seismic reservoir characterization to optimally recover existing reserves. Our proven leadership in the products and technologies that best perform these tasks, along with the strength of our balance sheet, place us in a uniquely superior position within the industry for an inevitable recovery. Our balance sheet reflects no long term debt and over $43 million of cash and short term investments. In addition, we have an untapped credit line of $30 million. This total liquidity of over $73 million, combined with an approximate $7 million of annualized cash savings expected from cost reductions implemented in January, underscores our wherewithal to manage and endure the current cycle while continuing to develop and progress the technologies that will drive the seismic industry.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2016 second quarter results on May 6, 2016, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (888) 632-3384 (US) or (785) 424-1675 (International). Please reference the conference ID: GEOSQ216 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenue, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Revenue:
Products	$10,106	$24,833	$21,858	$43,296
Rental equipment	4,825	3,109	6,210	5,812

Total revenue	14,931	27,942	28,068	49,108

Cost of revenue:
Products	14,914	21,402	30,358	40,015
Rental equipment	4,611	5,124	8,706	7,698

Total cost of revenue	19,525	26,526	39,064	47,713

Gross profit (loss)	(4,594)	1,416	(10,996)	1,395
Operating expenses:
Selling, general and administrative expenses	5,617	5,953	11,191	11,822
Research and development expenses	3,510	3,691	7,115	6,992
Bad debt expense (recovery)	266	321	(623)	1,018

Total operating expenses	9,393	9,965	17,683	19,832

Loss from operations	(13,987)	(8,549)	(28,679)	(18,437)

Other income (expense):
Interest expense	(4)	(107)	(11)	(219)
Interest income	62	115	168	174
Foreign exchange gains	679	599	669	2,188
Other, net	(18)	(23)	(34)	(113)

Total other income, net	719	584	792	2,030

Loss before income taxes	(13,268)	(7,965)	(27,887)	(16,407)
Income tax benefit	(2,303)	(2,783)	(5,880)	(5,780)

Net loss	$(10,965)	$(5,182)	$(22,007)	$(10,627)

Loss per common share:
Basic	$(0.84)	$(0.40)	$(1.69)	$(0.82)

Diluted	$(0.84)	$(0.40)	$(1.69)	$(0.82)

Weighted average common shares outstanding:
Basic	13,049,696	13,002,616	13,037,069	12,990,129

Diluted	13,049,696	13,002,616	13,037,069	12,990,129

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2016	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$28,438	$22,314
Short-term investments	14,898	18,112
Trade accounts receivable, net	8,947	12,693
Current portion of notes receivable	849	2,004
Income tax receivable	7,450	17,369
Inventories, net	114,131	124,800
Prepaid expenses and other current assets	3,876	1,295

Total current assets	178,589	198,587
Rental equipment, net	41,860	46,036
Property, plant and equipment, net	46,593	48,709
Deferred income tax assets	1,796	4,554
Non-current notes receivable	2,352	1,516
Prepaid income taxes	3,382	4,095
Other assets	80	95

Total assets	$274,652	$303,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$1,503	$4,077
Accrued expenses and other current liabilities	5,694	9,679
Deferred revenue	42	165
Income tax payable	71	3

Total current liabilities	7,310	13,924
Deferred income tax liabilities	38	44

Total liabilities	7,348	13,968

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	133	131
Additional paid-in capital	75,428	74,160
Retained earnings	206,271	228,278
Accumulated other comprehensive loss	(14,528)	(12,945)

Total stockholders’ equity	267,304	289,624

Total liabilities and stockholders’ equity	$274,652	$303,592

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	March 31, 2016	March 31, 2015
Cash flows from operating activities:
Net loss	$(22,007)	$(10,627)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income expense (benefit)	2,786	(2,338)
Depreciation expense	10,335	10,096
Accretion of discounts on short-term-investments	70	114
Stock-based compensation expense	2,660	2,327
Bad debt expense (recovery)	(623)	1,018
Inventory obsolescence expense	4,201	1,662
Write-down of inventories	617	—
Gross loss (profit) from sale of used rental equipment	60	(1,349)
Gain on disposal of property, plant and equipment	—	(2)
Realized loss on short-term investments	3	—
Excess tax expense from stock-based compensation	(1,390)	(1,065)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	4,599	3,559
Income tax receivable	9,918	(6,287)
Inventories	2,212	3,303
Prepaid expenses and other current assets	(2,608)	4,645
Prepaid income taxes	712	900
Accounts payable trade	(2,567)	(2,064)
Accrued expenses and other	(4,534)	(11,503)
Deferred revenue	(110)	(3,197)
Income taxes payable	73	255

Net cash provided by (used in) operating activities	4,407	(10,553)

Cash flows from investing activities:
Purchase of property, plant and equipment	(822)	(1,418)
Investment in rental equipment	(468)	(1,799)
Proceeds from the sale of used rental equipment	197	3,570
Purchases of short-term investments	(5,602)	(1,875)
Proceeds from the sale of short-term investments	8,753	1,715

Net cash provided by investing activities	2,058	193

Effect of exchange rate changes on cash	(341)	516

Increase (decrease) in cash and cash equivalents	6,124	(9,844)
Cash and cash equivalents, beginning of fiscal year	22,314	33,357

Cash and cash equivalents, end of fiscal period	$28,438	$23,513

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Seismic segment revenue:
Traditional exploration products	$3,205	$9,569	$8,192	$17,290
Wireless exploration products	4,714	12,085	6,604	17,779
Reservoir products	582	1,127	1,279	3,305

	8,501	22,781	16,075	38,374
Non-seismic segment revenue	6,287	5,019	11,720	10,450
Corporate revenue	143	142	273	284

Total revenue	$14,931	$27,942	$28,068	$49,108

Operating income (loss):
Seismic segment	$(11,834)	$(5,744)	$(23,969)	$(13,129)
Non-Seismic segment	848	502	1,410	1,360
Corporate	(3,001)	(3,307)	(6,120)	(6,668)

Total operating loss	$(13,987)	$(8,549)	$(28,679)	$(18,437)